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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

Name:                                       MERRILL LYNCH INDEX FUNDS, INC.

Address of Principal Business Office        P.O. Box 9011,
  (No. & Street, City, State, Zip Code):    Princeton, N.J. 08543-9011

Telephone Number (including area code):     609-282-2800

Name and address of agent for service
  of process:                               Arthur Zeikel
                                            Merrill Lynch Index Trust
                                            P.O. Box 9011
                                            Princeton, New Jersey  08543-9011
Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                            |X| Yes   |_| No

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 30th day of October, 1996.

                                       MERRILL LYNCH INDEX FUNDS, INC.

                                       By: /s/ Mark B. Goldfus
                                           -------------------------------------
                                           Mark B. Goldfus, President